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                                                                   EXHIBIT 21(A)

                   SUBSIDIARIES OF SEVEN SEAS PETROLEUM INC.

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
Seven Seas Petroleum USA. Inc.                         Delaware
Seven Seas Petroleum Holdings, Inc.                    Cayman Islands
Seven Seas Resources Australia Inc.                    British Colombia
Seven Seas Petroleum Turkey Inc.                       British Colombia
Seven Seas Resources Australia Inc.                    Cayman Islands
Seven Seas Petroleum PNG Inc.                          Cayman Islands
Seven Seas Petroleum Colombia Inc.                     Cayman Islands
Seven Seas Petroleum Argentina Inc.                    Cayman Islands
Seven Seas Petroleum Mediterranean Inc.                Cayman Islands
Seven Seas Petroleum Turkey                            Cayman Islands
GHK Company Colombia                                   Oklahoma
Petrolinson S.A.                                       Panama
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